Exhibit 99.1

National Vision Holdings, Inc. Reports Second Quarter 2024 Financial Results
Announces New Actions to Accelerate Transformation

Second quarter 2024 highlights(1) compared to Q2 2023:
•Net revenue from continuing operations of $451.7 million, an increase of 4.6%
•Comparable store sales growth of 2.2% and Adjusted Comparable Store Sales Growth of 2.4%
•Net loss from continuing operations of $(1.0) million, Diluted EPS from continuing operations of $(0.01)
•Adjusted Operating Income from continuing operations of $14.1 million
•Adjusted Diluted EPS from continuing operations of $0.15
•Discontinued Operations resulted in net revenue of $53.5 million, Net loss, net of tax, of $(2.1) million, Diluted EPS of $(0.03) and Adjusted Diluted EPS of $0.00
•Revises fiscal 2024 outlook

(1) During the first quarter of 2024, the Company completed the termination of its Walmart partnership and discontinued the prior Legacy segment. During the second quarter of 2024, the Company completed the wind down of AC Lens operations and discontinued operations in that business.

Duluth, Ga. -- August 7, 2024 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the second quarter ended June 29, 2024.

“Comparable store sales growth in the second quarter improved sequentially from the first quarter largely due to increased traffic,” said Reade Fahs, National Vision’s CEO. “We delivered an overall 2.4% increase in adjusted comparable store sales, and a 2.9% increase at America’s Best, reflecting ongoing strength in managed care and a notable improvement in comparable store sales from cash pay customers. Although this progress is positive, we needed a greater inflection in sales to deliver on the results we originally expected and are revising our guidance accordingly.

“We have been transforming our business over the past two years to adapt to new market realities and made valuable changes to the way we operate, however we need to do more to accelerate both the pace and rigor of our transformation. As such, we are taking new actions to drive profitable growth, including recently announced additions to our leadership team that will bring new talent and fresh perspectives to our business as we seek to expand exam capacity, implement new sales drivers and improve efficiencies to strengthen our foundation. In addition, we are actively reviewing all stores to optimize our fleet to drive growth and ensure we continue to be disciplined stewards of capital. While our transformation will take time, I remain excited about the opportunity ahead for National Vision as we invest in the resources and talent to deliver long-term success.”

During the first six months of fiscal 2024, the Company ceased its Walmart and AC Lens operations which met the accounting requirements for reporting each of the Legacy segment and AC Lens operations as discontinued operations. Accordingly, the condensed consolidated financial statements reflect the results of the Legacy segment and the substantial majority of AC Lens operations as discontinued operations for all periods presented.

Unless otherwise noted, amounts and disclosures below relate to the Company’s continuing operations.

This release includes certain Non-GAAP Financial Measures that are not recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.

Second Quarter 2024 Summary
•Net revenue increased 4.6% to $451.7 million compared to the second quarter of 2023 and was primarily driven by growth from new store sales and Adjusted Comparable Store Sales Growth, partially offset by the effect of converted and closed stores.
•Comparable store sales growth was 2.2% and Adjusted Comparable Store Sales Growth was 2.4%, both reflecting an increase in customer transactions and higher average ticket.
•The Company opened 17 new stores and ended the quarter with 1,216 stores. Overall, store count grew 5.6% from July 1, 2023 to June 29, 2024.
•Costs applicable to revenue increased 7.4% to $193.6 million compared to the second quarter of 2023. As a percentage of net revenue, costs applicable to revenue increased 110 basis points to 42.9% compared with the second quarter of 2023 and were primarily driven by lower eyeglass mix, and an increase in optometrist-related costs as well as other mix and margin effects. As a percentage of net revenue, these increased costs were partially offset by higher exam revenue.
•Selling, general and administrative expenses (SG&A) increased 3.8% to $231.4 million compared with the second quarter of 2023. Adjusted SG&A increased 2.0% to $221.8 million compared with the second quarter of 2023. As a percentage of net revenue, SG&A decreased 40 basis points to 51.2% compared with the second quarter of 2023 mainly due to lower performance-based incentive compensation and lower advertising expense, partially offset by higher legal and professional expenses, higher occupancy expense and other operating expenses. As a percentage of net revenue, Adjusted SG&A decreased 120 basis points to 49.1% compared with the second quarter of 2023, driven by lower performance-based incentive compensation and lower advertising expense, partially offset by higher other operating expenses, including occupancy expense.
•Depreciation and amortization expense of $22.7 million increased 2.7% from the prior-year period, primarily driven by new store openings and investments in remote medicine technology.
•Income (loss) from continuing operations, net of tax, decreased to $(1.0) million, compared to $3.6 million in the second quarter of 2023. Income (loss) from continuing operations, net of tax, margin decreased to (0.2)% compared to 0.8% in the second quarter of 2023.
•Diluted earnings (loss) per share (EPS) from continuing operations decreased to $(0.01), compared to $0.05 in the second quarter of 2023. Adjusted Diluted EPS was $0.15 compared with $0.12 in the second quarter of 2023.
•Adjusted Operating Income increased 13.8% to $14.1 million compared with the second quarter of 2023. Adjusted Operating Margin was 3.1% for the second quarter of 2024 compared to 2.9% for the second quarter of 2023. The net change in margin on unearned revenue negatively impacted net income (loss) by $0.1 million and Adjusted Operating Income by $0.2 million.

Year-to-Date 2024 Summary
•Net revenue increased 4.2% to $934.5 million compared to the prior-year period and was primarily driven by growth from new store sales, Adjusted Comparable Store Sales Growth and the effect of unearned revenue, partially offset by the effect of converted and closed stores. Net revenue includes a 0.3% impact from the timing of unearned revenue in the current-year period compared with the prior-year period.
•Comparable store sales growth was 1.8% and Adjusted Comparable Store Sales Growth was 1.3%, primarily due to higher average ticket and an increase in customer transactions.
•The Company opened 31 new stores, and converted 20 Eyeglass World stores to America's Best stores, and ended the period with 1,216 stores. Overall, store count grew 5.6% from July 1, 2023 to June 29, 2024.
•Costs applicable to revenue increased 6.2% to $389.1 million compared to the prior-year period. As a percentage of net revenue, compared with the prior-year period, costs applicable to revenue increased 70 basis points to 41.6%, mainly due to lower eyeglass mix and an increase in optometrist-related costs as well as other mix and margin effects. As a percentage of revenue, these increased costs were partially offset by higher exam revenue.
•SG&A increased 4.4% to $471.5 million compared with the same period in 2023. Adjusted SG&A increased 2.3% to $452.3 million compared with the same period in 2023. As a percentage of net revenue, SG&A increased 10 basis points to 50.5% compared with the same period of 2023, mainly due to litigation settlement and legal and professional expenses as well as other operating expenses, partially offset by decreases in performance-based incentive compensation. As a percentage of net revenue, Adjusted SG&A decreased 90 basis points driven by a decrease in performance-based incentive compensation, partially offset by other operating expenses.
•Depreciation and amortization expense of $45.9 million increased 4.2% from the prior-year period, primarily due to new store openings and investments in remote medicine technology.
•Income from continuing operations, net of tax, decreased to $10.7 million compared to $18.7 million in the same period in 2023. Income from continuing operations, net of tax, margin decreased to 1.1% compared to 2.1% in the same period in 2023.

•Diluted EPS from continuing operations decreased to $0.14 compared to $0.24 in the same period in 2023. Adjusted Diluted EPS increased to $0.44 compared to $0.41 in the same period in 2023. The net change in margin on unearned revenue benefited both Diluted EPS and Adjusted Diluted EPS by $0.02.
•Adjusted Operating Income increased 6.7% to $48.0 million compared with the same period of 2023. Adjusted Operating Margin was 5.1% compared with 5.0% for the same period in 2023. The net change in margin on unearned revenue benefited net income by $1.7 million and Adjusted Operating Income by $2.3 million.
Balance Sheet and Cash Flow Highlights as of June 29, 2024
•National Vision’s cash balance was $179.5 million as of June 29, 2024. The Company had no borrowings under its $300.0 million first lien revolving credit facility (“Revolving Loans”), exclusive of letters of credit of $6.4 million.
•Total debt was $456.8 million as of June 29, 2024, consisting of outstanding first lien term loans, 2.50% convertible senior notes due on May 15, 2025 (“2025 Notes”) and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for the first six months of 2024 were $75.4 million compared to $112.2 million for the same period in 2023.
•Capital expenditures for the first six months of 2024 totaled $39.6 million compared to $54.1 million for the same period in 2023.

Termination of AC Lens Business
As previously announced on July 26, 2023, the Company’s Management and Services Agreement with Walmart Inc. (“Walmart MSA”) terminated as of February 23, 2024. This included supplying and operating Vision Centers in 225 Walmart stores, providing contact lens distribution and related services to Walmart and its affiliate, Sam's Club, and arranging for the provision of optometric services at certain Walmart locations in California. During the second quarter of 2024, the Company wound down its remaining AC Lens operations, including the closure of its Ohio distribution center, which largely supported the wholesale distribution and e-commerce contact lens services that the Company provided to Walmart and Sam’s Club, such that AC Lens operations are included in discontinued operations for all periods presented.
New Actions to Accelerate Transformation
The Company announced a new phase of its transformation which includes new additions to its executive leadership team, continued expansion of exam capacity, new traffic-driving initiatives and initiatives to strengthen the foundation of the business for profitable growth. As part of this transformation, the Company has initiated a review of all stores to optimize the fleet and is evaluating its deployment of capital as it considers new store opening plans in 2025.

Separately, today the Company issued a press release announcing leadership changes, including the appointment of Alex Wilkes as National Vision’s President, effective August 19, 2024, and that Patrick Moore, the Company’s Chief Operating Officer, has shared his plans to retire at the end of the year. The press release is available on the Company’s website.

Fiscal 2024 Outlook
National Vision’s fiscal 2024 outlook reflects current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors or as a result of the termination of the Walmart partnership. Unless otherwise noted, the outlook below is on a continuing operations basis.

The Company is providing the following updated outlook for the 52 weeks ending December 28, 2024:

	Prior Total Company Fiscal 2024 Outlook (as of May 8, 2024)	Prior Continuing Operations Fiscal 2024 Outlook* (as of May 8, 2024)	Updated Continuing Operations Fiscal 2024 Outlook** (As of August 7, 2024)
New Stores	65 - 70		65-70
Adjusted Comparable Store Sales Growth[1]	2.0% - 4.0%		0.5% - 1.5%
Net Revenue (billions)	$1.965 - $2.005	$1.825 - $1.865	$1.820 - $1.840
Adjusted Operating Income (millions)	$61 - $76	$60 - $75	$57 - $62
Adjusted Diluted EPS[2]	$0.50 - $0.65		$0.45 - $0.50
Depreciation and Amortization[3] (millions)	$95 - $100		$94 - $99
Interest[4] (millions)	$7 - $9		$7 - $9
Tax Rate[5]	26% to 28%		26% to 28%
Capital Expenditures (millions)	$110 - $115		$110 - $115
*As detailed on slide 14 in the Q1 2024 Earnings Presentation; reflected exclusion of estimated discontinued operations for the six months ended June 29, 2024 including $140M in revenue and $1M in Adjusted Operating Income
**Reflects current outlook and exclusion of actual discontinued operations for the six months ended June 29, 2024 which included $132M in revenue and $0.7M in Adjusted Operating Income
1 Refer to the Reconciliation of Adjusted Comparable Stores Sales Growth to Total Comparable Store Sales Growth.
2 Assumes approximately 79 million shares, and does not include 9.7 million shares attributable to the 2025 Notes as the Company anticipates them to be anti-dilutive to earnings per share for fiscal year 2024.
3 Includes amortization of acquisition intangibles of approximately $1.5 million for continuing operations, which is excluded in the definition of Adjusted Operating Income.
4 Before the impact of gains or losses on change in fair value of derivatives and charges related to debt discounts and deferred financing costs.
5 Excluding the impact of vesting of restricted stock units and stock option exercises.
The fiscal 2024 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to comparable GAAP measures without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2024 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2024 outlook. The Company uses these forward-looking measures internally to assess and benchmark its results and strategic plans. See “Forward-Looking Statements” below.

Conference Call Details
The Company will host a conference call to discuss the second quarter 2024 financial results and fiscal-year 2024 guidance today, August 7, 2024, at 8:30 a.m. Eastern Time. To pre-register for the conference call and obtain a dial-in number and passcode please refer to the “Investors” section of the Company’s website at www.nationalvision.com/investors. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website at www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with more than 1,200 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2024 Outlook,” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the termination of our partnership with Walmart, including the transition period and other wind down activities, will have an impact on our business, revenues, profitability and cash flows, which impact could be material; market volatility, an overall decline in the health of the economy and other factors impacting consumer spending, including inflation, uncertainty in financial markets, recessionary conditions, escalated interest rates, the timing and issuance of tax refunds, governmental instability, war and natural disasters, may affect consumer purchases, which could reduce demand for our products and materially harm our sales, profitability and financial condition; failure to recruit and retain vision care professionals for in-store roles or to provide remote care offerings could adversely affect our business, financial condition and results of operations; the optical retail industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted; if we fail to open and operate new stores in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected; if the performance of our Host brands declines or we are unable to maintain or extend our operating relationships with our Host partners, our business, profitability and cash flows may be adversely affected and we may be required to incur impairment charges; we are a low-cost provider and our business model relies on the low-cost of inputs and factors such as wage rate increases, inflation, cost increases, increases in the price of raw materials and energy prices could have a material adverse effect on our business, financial condition and results of operations; we require significant capital to fund our expanding business, including updating our Enterprise Resource Planning (“ERP”) and Customer Relationship Management (“CRM”), and other technological, systems and capabilities; our growth strategy could strain our existing resources and cause the performance of our existing stores to suffer; our success depends upon our marketing, advertising and promotional efforts and if we are unable to implement them successfully or efficiently, or if our competitors are more effective than we are, we may experience a material adverse effect on our business, financial condition and results of operations; we are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs; certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, or future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability; if we fail to retain our existing senior management team or attract qualified new personnel such failure could have a material adverse effect on our business, financial condition and results of operations; our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage; our operating results and inventory levels fluctuate on a seasonal basis; our e-commerce and omni-channel business faces distinct risks, and our failure to successfully manage those risks could have a negative impact on our profitability; we depend on our distribution centers and/or optical laboratories; we may incur losses arising from our investments in technological innovators in the optical retail industry, including artificial intelligence, which would negatively affect our financial results; ESG issues, including those related to climate change, could have a material adverse effect on our business, financial condition and results of operations; changing climate and weather patterns leading to severe weather and disasters may cause significant business interruptions and expenditures; future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; we face risks associated with vendors from whom our products are sourced and are dependent on a limited number of suppliers; we rely heavily on our information technology systems, as well as those of our vendors, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption or security breach could adversely affect our business, financial condition and operations; we rely on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues, the future reduction of which could adversely affect our results of operations; we are subject to extensive state, local and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to managed vision care laws and regulations; we are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security and data protection which could subject us to liabilities that adversely affect our business, operations and financial performance; we could be adversely affected by product liability, product recall or personal injury issues; failure to comply with laws, regulations and enforcement activities or changes in statutory, regulatory, accounting and other legal requirements could potentially impact our operating and financial results; adverse judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations; we may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business; we have a significant amount of indebtedness which could adversely affect our business and financial position, including limiting our business flexibility and preventing us from meeting our debt obligations; a change in interest rates may adversely affect our business; our credit agreement contains restrictions that limit our flexibility in operating our business; conversion of the 2025 Notes could dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA from continuing operations as net income, minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.

Adjusted Operating Income: We define Adjusted Operating Income from continuing operations as net income, minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, Enterprise Resource Planning (“ERP”) and Customer Relationship Management ("CRM") implementation expenses and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin from continuing operations as Adjusted Operating Income from continuing operations as a percentage of total net revenue.
Adjusted EBITDA: We define Adjusted EBITDA from continuing operations as net income, minus income (loss) from discontinued operations, net of tax, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP and CRM implementation expenses and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin from continuing operations as Adjusted EBITDA from continuing operations as a percentage of total net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS from continuing operations as diluted earnings per share, minus diluted earnings per share from discontinued operations, adjusted for the per share impact of stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of the conversion feature and deferred financing costs related to our 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings per share, derivative fair value adjustments, ERP and CRM implementation expenses, certain other expenses, and related tax effects.
Adjusted SG&A: We define Adjusted SG&A from continuing operations as SG&A from continuing operations adjusted to exclude stock-based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, ERP and CRM implementation expenses, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue from continuing operations as Adjusted SG&A from continuing operations as a percentage of total net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Adjustment to Method of Tax Provision Calculation
The Company’s quarterly provision (benefit) for income taxes has historically been calculated using the annualized effective tax rate method (“AETR method”), which applies an estimated annual effective tax rate to pre-tax income or loss. For the three and six months ended June 29, 2024, the Company determined that the AETR method would not provide a reliable estimate for its tax provision (benefit) due to the fact that small changes in the Company’s estimated pre-tax income or loss would result in significant changes in the estimated AETR. Accordingly, for these periods, the Company instead elected to calculate its provision (benefit) for income taxes using a discrete effective tax rate (“ETR”) method.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

In Thousands, Except Par Value	As of June 29, 2024	As of December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$179,515	$149,896
Accounts receivable, net	61,068	86,854
Inventories	90,956	119,908
Prepaid expenses and other current assets	32,863	40,012
Total current assets	364,402	396,670

Noncurrent assets:
Property and equipment, net	357,057	360,187
Goodwill	717,544	717,544
Trademarks and trade names	240,547	240,547
Other intangible assets, net	19,385	20,173
Right of use assets	414,446	406,275
Other assets	32,919	28,336
Noncurrent assets of discontinued operations	—	2,779
Total noncurrent assets	1,781,898	1,775,841
Total assets	$2,146,300	$2,172,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,969	$67,556
Other payables and accrued expenses	110,004	123,288
Unearned revenue	39,471	48,117
Deferred revenue	63,835	62,867
Current maturities of long-term debt and finance lease obligations	312,888	10,480
Current operating lease obligations	86,994	85,090
Current liabilities of discontinued operations	—	302
Total current liabilities	663,161	397,700

Noncurrent liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	143,927	450,771
Noncurrent operating lease obligations	382,548	376,814
Deferred revenue	22,416	21,459
Other liabilities	8,381	8,465
Deferred income taxes, net	82,459	87,884
Total non-current liabilities	639,731	945,393
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 85,267 and 84,831 shares issued as of June 29, 2024 and December 30, 2023, respectively; 78,628 and 78,311 shares outstanding as of June 29, 2024 and December 30, 2023, respectively	853	848
Additional paid-in capital	796,812	788,967
Accumulated other comprehensive loss	(64)	(419)
Retained earnings	263,176	254,616
Treasury stock, at cost; 6,639 and 6,520 shares as of June 29, 2024 and December 30, 2023, respectively	(217,369)	(214,594)
Total stockholders’ equity	843,408	829,418
Total liabilities and stockholders’ equity	$2,146,300	$2,172,511

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
In Thousands, Except Earnings (Loss) Per Share	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenue:
Net product sales	$361,967	$352,180	$750,050	$732,333
Net sales of services and plans	89,766	79,606	184,477	164,265
Total net revenue	451,733	431,786	934,527	896,598
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	111,213	106,362	224,417	217,436
Services and plans	82,367	73,960	164,709	149,013
Total costs applicable to revenue	193,580	180,322	389,126	366,449
Operating expenses:
Selling, general and administrative expenses	231,353	222,924	471,481	451,600
Depreciation and amortization	22,692	22,089	45,913	44,045
Asset impairment	3,519	893	3,975	1,247
Other expense (income), net	(2)	(3)	(1)	(104)
Total operating expenses	257,562	245,903	521,368	496,788
Income from operations	591	5,561	24,033	33,361
Interest expense, net	3,196	1,836	7,452	6,703
Earnings (loss) from continuing operations before income taxes	(2,605)	3,725	16,581	26,658
Income tax provision (benefit)	(1,564)	88	5,869	8,007
Income (loss) from continuing operations, net of tax	(1,041)	3,637	10,712	18,651
Income (loss) from discontinued operations, net of tax	(2,084)	1,977	(2,152)	5,233
Net income (loss)	$(3,125)	$5,614	$8,560	$23,884

Basic earnings (loss) per share:
Continuing operations	$(0.01)	$0.05	$0.14	$0.24
Discontinued operations	$(0.03)	$0.03	$(0.03)	$0.07
Total	$(0.04)	$0.07	$0.11	$0.30
Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$0.05	$0.14	$0.24
Discontinued operations	$(0.03)	$0.03	$(0.03)	$0.07
Total	$(0.04)	$0.07	$0.11	$0.30

Weighted average shares outstanding:
Basic	78,575	78,101	78,480	78,411
Diluted	78,575	78,343	78,774	78,784

Comprehensive income (loss):
Net income (loss)	$(3,125)	$5,614	$8,560	$23,884
Unrealized gain on hedge instruments	229	255	483	508
Tax provision of unrealized gain on hedge instruments	64	65	128	130
Comprehensive income (loss)	$(2,960)	$5,804	$8,915	$24,262
Note: Diluted EPS related to the 2025 Notes is calculated using the if-converted method. The 2025 Notes were anti-dilutive for all periods disclosed above and excluded from the computation of the weighted average shares for diluted EPS. Some totals in the table above do not foot due to rounding differences.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
In Thousands	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$8,560	$23,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,244	49,742
Amortization of debt discount and deferred financing costs	1,261	1,800
Amortization of cloud computing implementation costs	2,330	1,289
Asset impairment	3,975	1,280
Deferred income tax expense (benefit)	(5,425)	1,220
Stock-based compensation expense	7,246	9,788
Losses (gains) on change in fair value of derivatives	(66)	(1,750)
Inventory adjustments	2,951	1,996
Other	1,218	1,509
Changes in operating assets and liabilities:
Accounts receivable	24,351	560
Inventories	26,000	290
Operating lease right of use assets and lease liabilities	(1,722)	525
Other assets	1,248	2,239
Accounts payable	(17,587)	(1,168)
Deferred and unearned revenue	(6,721)	824
Other liabilities	(19,415)	18,188
Net cash provided by operating activities	75,448	112,216
Cash flows from investing activities:
Purchase of property and equipment	(39,620)	(54,120)
Other	1,577	(665)
Net cash used for investing activities	(38,043)	(54,785)
Cash flows from financing activities:
Repayments on long-term debt	(3,750)	—
Proceeds from issuance of common stock	670	945
Purchase of treasury stock	(2,775)	(27,611)
Payments of debt issuance costs	—	(2,869)
Payments on finance lease obligations	(1,585)	(2,536)
Net cash used for financing activities	(7,440)	(32,071)
Net change in cash, cash equivalents and restricted cash	29,965	25,360
Cash, cash equivalents and restricted cash, beginning of year	151,027	230,624
Cash, cash equivalents and restricted cash, end of period	$180,992	$255,984

Supplemental cash flow disclosure information:
Cash paid for interest	$4,196	$5,399
Cash paid for taxes	$5,084	$4,347
Capital expenditures accrued at the end of the period	$12,124	$10,770

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures (Unaudited)

Reconciliation of Adjusted Operating Income from Continuing Operations to Net Income (Loss)
	Three Months Ended		Six Months Ended
In thousands	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income (loss)	(3,125)	5,614	8,560	23,884
Income (loss) from discontinued operations, net of tax	(2,084)	1,977	(2,152)	5,233
Income (loss) from continuing operations, net of tax	$(1,041)	$3,637	$10,712	$18,651
Interest expense, net	3,196	1,836	7,452	6,703
Income tax provision (benefit)	(1,564)	88	5,869	8,007
Stock-based compensation expense (a)	4,750	5,172	7,164	9,221
Asset impairment (b)	3,519	893	3,975	1,247
Litigation settlement (c)	—	—	4,450	—
ERP and CRM implementation expenses (f)	2,141	—	2,657	—
Other (g)	3,072	743	5,688	1,105
Adjusted Operating Income from continuing operations	$14,073	$12,369	$47,967	$44,934

Income (loss) from continuing operations, net of tax margin	(0.2)%	0.8%	1.1%	2.1%
Adjusted Operating Margin from continuing operations	3.1%	2.9%	5.1%	5.0%

Note: Percentages reflect line item as a percentage of total net revenue, adjusted for rounding.

Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Net Income (Loss)
	Three Months Ended		Six Months Ended
In thousands	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income (loss)	(3,125)	5,614	8,560	23,884
Income (loss) from discontinued operations, net of tax	(2,084)	1,977	(2,152)	5,233
Income (loss) from continuing operations, net of tax	$(1,041)	$3,637	$10,712	$18,651
Interest expense, net	3,196	1,836	7,452	6,703
Income tax provision (benefit)	(1,564)	88	5,869	8,007
Depreciation and amortization	22,692	22,089	45,913	44,045
EBITDA from continuing operations	23,283	27,650	69,946	77,406

Stock-based compensation expense (a)	4,750	5,172	7,164	9,221
Asset impairment (b)	3,519	893	3,975	1,247
Litigation settlement (c)	—	—	4,450	—
ERP and CRM implementation expenses (f)	2,141	—	2,657	—
Other (g)	2,690	361	4,925	342
Adjusted EBITDA from continuing operations	$36,383	$34,076	$93,117	$88,216

Income (loss) from continuing operations, net of tax margin	(0.2)%	0.8%	1.1%	2.1%
Adjusted EBITDA Margin from continuing operations	8.1%	7.9%	10.0%	9.8%

Note: Percentages reflect line item as a percentage of total net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS from Continuing Operations to Diluted EPS
	Three Months Ended		Six Months Ended
Shares in thousands, except per share amounts	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Diluted EPS	$(0.04)	$0.07	$0.11	$0.30
Diluted EPS from discontinued operations	(0.03)	0.03	(0.03)	0.07
Diluted EPS from continuing operations	$(0.01)	$0.05	$0.14	$0.24
Stock-based compensation expense (a)	0.06	0.07	0.09	0.12
Asset impairment (b)	0.04	0.01	0.05	0.02
Litigation settlement (c)	—	—	0.06	—
Amortization of debt discount and deferred financing costs (d)	0.01	0.01	0.02	0.02
Derivatives fair value adjustments (e)	0.04	0.00	0.07	0.04
ERP and CRM implementation expenses (f)	0.03	—	0.03	—
Other (g)	0.04	0.01	0.07	0.02
Tax effects (h)	(0.05)	(0.03)	(0.09)	(0.04)
Adjusted Diluted EPS from continuing operations	$0.15	$0.12	$0.44	$0.41

Weighted average diluted shares outstanding	78,575	78,343	78,774	78,784

Note: Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted Diluted EPS from Discontinued Operations to Diluted EPS from Discontinued Operations
	Three Months Ended		Six Months Ended
Shares in thousands, except per share amounts	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Diluted EPS from discontinued operations	$(0.03)	$0.03	$(0.03)	$0.07
Stock-based compensation expense (a)	0.00	0.00	0.00	0.01
Asset impairment (b)	—	—	—	0.00
Other (i)	0.04	0.02	0.07	0.04
Tax effects (h)	(0.01)	(0.01)	(0.02)	(0.01)
Adjusted Diluted EPS from discontinued operations	$0.00	$0.04	$0.03	$0.10

Weighted average diluted shares outstanding	78,575	78,343	78,774	78,784

Note: Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A from Continuing Operations to SG&A from Continuing Operations
	Three Months Ended		Six Months Ended
In thousands	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
SG&A from continuing operations	$231,353	$222,924	$471,481	$451,600
Stock-based compensation expense (a)	4,750	5,172	7,164	9,221
Litigation settlement (c)	—	—	4,450	—
ERP and CRM implementation expenses (f)	2,141	—	2,657	—
Other (g)	2,690	365	4,925	346
Adjusted SG&A from continuing operations	$221,772	$217,387	$452,285	$442,033

SG&A from continuing operations Percent of Net Revenue	51.2%	51.6%	50.5%	50.4%
Adjusted SG&A from continuing operations Percent of Net Revenue	49.1%	50.3%	48.4%	49.3%
Note: Percentages reflect line item as a percentage of total net revenue.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)Reflects write-off related to impairment of long-lived assets, primarily impairment of property, equipment and lease-related assets on closed or underperforming stores.
(c)Expenses associated with settlement of certain litigation.
(d)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(e)The adjustments for the derivative fair value (gains) and losses have the effect of adjusting the (gain) or loss for changes in the fair value of derivative instruments and amortization of AOCL for derivatives not designated as accounting hedges. This results in reflecting derivative (gains) and losses within Adjusted Diluted EPS during the period the derivative is settled.
(f)Costs related to the Company’s ERP and CRM implementation.
(g)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily related to costs associated with the digitization of paper-based records of $2.3 million and $4.1 million for the three and six months ended June 29, 2024, respectively, and other expenses and adjustments. Other adjustments for both Adjusted Operating Income and Adjusted Diluted EPS include amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc. Adjusted Diluted EPS is also adjusted to include debt issuance costs. Other adjustments for Adjusted SG&A exclude gains and losses on other investments.
(h)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates, including tax expense (benefit) from stock-based compensation.
(i)Represents primarily costs related to the Walmart partnership termination and wind down of AC Lens of $2.9 million and $5.7 million for the three and six months ended June 29, 2024, respectively. and amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc of $1.5 million and $3.0 million for the three and six months ended July 1, 2023, respectively.

Reconciliation of Adjusted Comparable Store Sales Growth from Continuing Operations to Total Comparable Store Sales Growth from Continuing Operations
	Comparable store sales growth from continuing operations (a)
	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023	Six Months Ended June 29, 2024	Six Months Ended July 1, 2023	2024 Outlook (b)
Owned & Host segment
America’s Best	2.9%	1.8%	2.0%	1.8%
Eyeglass World	(0.5)%	(2.8)%	(2.9)%	(2.0)%
Military	(0.1)%	(0.1)%	(0.8)%	1.6%
Fred Meyer	(2.7)%	(4.2)%	(4.3)%	(6.9)%

Total comparable store sales growth from continuing operations	2.2%	(0.2)%	1.8%	1.6%	1.0% - 2.0%
Adjustments for effects of: (b)
Unearned & deferred revenue	0.2%	1.3%	(0.5)%	(0.4)%
Adjusted Comparable Store Sales Growth from continuing operations	2.4%	1.1%	1.3%	1.2%	0.5% - 1.5%
(a) Total comparable store sales is calculated based on consolidated net revenue from continuing operations excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 12. “Segment Reporting” in our unaudited condensed consolidated financial statements included in Part I. Item 1. in our Quarterly Report on Form 10-Q for the period ended June 29, 2024.
(b) Adjusted Comparable Store Sales Growth from continuing operations includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the changes from total comparable store sales growth from continuing operations based on consolidated net revenue from continuing operations; with respect to the Company’s 2024 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale.

Investor contact:
investor.relations@nationalvision.com
National Vision Holdings, Inc.
Tamara Gonzalez

ICR, Inc.
Caitlin Churchill

Media contact:
media@nationalvision.com

National Vision Holdings, Inc.
Racheal Peters